Senior Executive Incentive Compensation Plan
Plan Description
Introduction
The purpose of the Senior Executive Incentive Compensation Plan is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or who are expected to make) important contributions to the Company. Participants do not have any special right to continued employment by the Company because of their participation in the programs described below.
The plan consists of an annual incentive program, which is referred to as the Short-Term Incentive, or STI, and a three-year incentive program, which is referred to as the Long-Term Incentive, or LTI.
The STI and the LTI are designed to encourage participants to exert an extra effort to raise the Company's performance to the next level, both in the near term and over the course of several years, and reflect the pay-for-performance philosophy of the Company by linking the opportunity to earn additional compensation to the achievement of Company financial and strategic goals.
Both the STI and the LTI were adopted by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to begin on January 1, 2018. The LTI, which involves the issuance of shares of Common Stock, has been adopted under the Sterling Construction Company, Inc. Stock Incentive Plan, which, among other things, provides for stock-based awards.
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The Short-Term Incentive
The STI.
The STI is a program that has one or more annual goals, the achievement of which by the end of the year, is rewarded with a cash payment.
Each participant in the STI is assigned an STI Target Amount, which is expressed as a percentage of his or her annual base salary Annual base salary means a Participant’s annual rate of pay effective January 1st or a proration (i) as of the first day he or she was eligible for participation in the plan or (ii) the effective date of any adjustment thereto. in effect. The STI Target Amount of each participant is set forth in a separate document that is provided to the participant at or before the beginning of the year. Participants do not necessarily have the same STI Target Amounts.
The STI goal or goals have three performance or achievement levels expressed as percentages of goal achievement and accordingly the amount of a participant's Target Amount that he or she can earn, namely Threshold performance, Target performance, and Maximum performance. Achievement below the Threshold results in no payment and performance exceeding the Target is limited to the Maximum. Target performance is established each year as the level that the Committee believes is reasonably achievable. Pay-outs for performance falling between two levels will be determined by linear interpolation.
The STI performance goals and the Threshold, Target, and Maximum levels for a given year will be established by the Committee.
Calculation of STI Payouts.
At the end of the year, the level of performance of each goal (expressed as a percentage) will be determined from the Company's audited financial statements, or for non-financial goals, by some other objective means determined by the Committee.
Once the level of performance of each goal has been determined, the payout, if any, to each participant for each goal is determined by multiplying the participant's STI Target Amount -

•	By his or her annual base salary in effect; then

•	By the percentage allocated to the particular goal (if there is more than one goal for the year); and then

•	By the performance level of the goal.
The Long-Term Incentive
The LTI.
The LTI is a stock award that vests over a three-year period. Each three-year period, which begins on January 1 of a given year and ends on December 31 of the third year thereafter, is referred to as a Program Cycle. The LTI consists of two awards made as of the start of the Program Cycle:

•	An award to the participant of Time-Based Restricted Stock Units (“RSUs”) that vest ratably over the Program Cycle provided the participant is an employee of the Company on the vesting date; and

•
An award to the participant of Performance Share Units (“PSUs”) that vest ratably over the Program Cycle based on the Company achieving a pre-determined performance goal for each year in the Program Cycle and provided the participant is an employee of the Company on the vesting date, or as otherwise provided below (see Termination of Employment).

Each participant in the LTI is assigned an LTI Target Amount, which is expressed as a percentage of his or her annual base salary in effect. The LTI Target Amount of each participant is set forth in a separate document that is provided to the participant at or before the beginning of a Program Cycle. Participants do not necessarily have the same LTI Target Amounts.
The Time-Based Restricted Stock Units.
A RSU is an unfunded and unsecured, non-transferable promise by the Company to issue under certain conditions one share of unrestricted Common Stock. RSUs will vest in three substantially equal annual installments on the first, second and third anniversary of the January 1 start date of the Program Cycle, provided that on the vesting date, the participant is still an employee of the Company.

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The number of RSUs granted to a participant is computed by multiplying the participant's LTI Target Amount by 50% of his or her annual base salary and then by dividing the result by the closing price per share of the Common Stock on the trading day prior to the grant date (the “Closing Price”).
The Performance Share Units.
A PSU is an unfunded and unsecured, non-transferable promise by the Company to issue under certain conditions one share of unrestricted Common Stock. PSUs will vest in three substantially equal annual installments on the first, second and third anniversary of the January 1 start date of the Program Cycle, based on the extent to which, if at all, the EPS goal is achieved and the participant is still an employee of the Company on the vesting date, or as otherwise provided below (see Termination of Employment).
The number of PSUs awarded to a participant is computed by multiplying the participant's LTI Target Amount by 50% of his or her annual base salary and then by dividing the result by the Closing Price.
The pre-determined performance goal and the Threshold, Target, and Maximum performance levels that determine payouts will be provided to participants at each grant.
All awards under the LTI are contingent on the participant signing the Company's form of LTI Award Agreement.
No un-vested RSUs and no PSUs may be sold, assigned, transferred, pledged or otherwise disposed of or encumbered.
Continuing Restrictions. Vested RSUs and shares of Common Stock issued for vested PSUs remain subject to all the restrictions imposed on them by federal and state securities laws, rules and regulations, and by the Company's policies and rules relating to Common Stock.
Forfeiture. RSUs and PSUs that fail to vest are automatically forfeited, canceled, and cease to be subject to vesting. No compensation is paid to a participant for any of his or her RSUs or PSUs that are forfeited.

Example. Attached as Appendix A is an example of the documentation that will be provided to a participant in the STI and LTI.
Termination of Employment. In the event that a participant's employment with the Company terminates before the end of an STI Program Year and an LTI Program Cycle, his or her participation in the STI and LTI will be treated as follows:

Reason for Termination	Effect on Participation
Death or Permanent Disability (as defined in the award agreement)
STI:  A prorated payout under the STI for the Program Year in which termination occurs will be made on the assumption that the Target performance for that year was met.
RSUs:  All unvested RSUs will vest in full.
PSUs:   PSUs for years in which the participant was an employee will vest based on actual performance. PSUs for the remaining years will vest on the assumption that the Target performance level was met.

Change of Control (COC) (as defined in the Sterling Construction Company, Inc. Stock Incentive Plan)
STI:  A prorated payout under the STI for the Program Year in which the COC occurs will be made on the assumption that the Target performance level was met.
RSUs:  All unvested RSUs will vest in full.
PSUs:  PSUs for years in which the participant was an employee will vest based on actual performance. PSUs for the remaining years will vest on the assumption that the Target performance level was met.

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Reason for Termination	Effect on Participation
Retirement (age 60 with a minimum of 10 years of service; or age 65 with a minimum of 5 years of service, both requiring 6 months written notice.)
STI:  A prorated payout under the STI for the Program Year in which termination occurs will be made based on the actual level of performance for that year.
RSUs:  If the participant has been an employee for at least six months since the start of a Program Cycle and executes a one-year non-compete and non-solicitation agreement with the Company, all unvested RSUs will vest in full.
PSUs:  Provided that the participant executes a one-year non-compete and non-solicitation agreement with the Company, all his or her PSUs will vest in full based on actual performance achieved.

Without Cause
STI:  A payout under the STI for the Program Year in which termination occurred will be made based on the actual level of performance for that year, but pro-rated for the number of days during the Program Year that the participant was an employee.
RSUs:  All unvested RSUs will vest in full.
PSUs:  All unvested PSUs will be forfeited.

For Cause (as defined in the award agreement)	STI: No payout will be made under the STI. RSUs: All unvested RSUs will be forfeited. PSUs. All PSUs will be forfeited.
Resignation by the Participant	STI: No payout will be made under the STI. RSUs: All unvested RSUs will be forfeited. PSUs: All unvested PSUs will be forfeited.
In a termination of employment, payouts based on the actual performance level achieved will be made at the same time as payouts are made to participants whose employment did not terminate. Payouts based on the assumption that Target performance was achieved will be made irrespective of whether at the end of the Program Cycle, a greater or lesser performance level was actually achieved.

Part III: Terms Affecting Both Programs
Administration of the Programs. The STI and LTI are both administered by the Committee. Among other things, the Committee determines those employees who are eligible to participate in the programs; the participants' STI and LTI Target Amounts; the goals and other performance measures; and in the case of more than one goal for a Program Year or Program Cycle, the weighting of those goals.
The Committee will correct any defects, supply any omissions, and reconcile any inconsistencies in the programs or in any award made under the programs in the manner and to the extent it believes necessary or advisable to implement the programs. The decisions by the Committee on matters that are not expressly determined by award agreements will be made in the Committee's good faith discretion, including among other things, unusual transactions, acquisitions, and divestitures. In the event of a conflict between the terms of this summary description and an award agreement, the terms of the award agreement will govern. In the event of a conflict between this summary description and the Sterling Construction Company, Inc. Stock Incentive Plan, the terms of the Stock Incentive Plan will govern.
STI - Taxes & Tax Consequences.

•	Any payout under the STI will be made in the first quarter of the year following the end of an STI Program Year, but no later than March 15 of the following year.

•
Payouts under the STI are treated as supplemental income for federal income tax withholding purposes. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the participant.

•	Payouts may also be subject to state income tax withholding, and to any garnishment, levy or other wage

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withholding order affecting the participant.

•	Payouts are not eligible for deferral into a participant's Company 401(k) account.
LTI - Taxes & Tax Consequences.

•
Generally, a participant will not recognize taxable income at the time RSUs and PSUs are received, but will recognize taxable income when they vest - that is, when the restrictions on RSUs and PSUs are converted into shares of Common Stock.

•
The taxable income recognized by a participant is equal to the fair market value of the converted shares on the vesting date. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the participant.

•
The Committee permits participants to satisfy the Company's LTI withholding requirements (but not the STI withholding requirements) by transferring to the Company shares of Common Stock that have vested under the LTI and that have a market value on the last trading day of the Program Cycle equal to the taxes that the Company is required to withhold.

•	More information about the tax consequences of participating in the LTI is contained in the Plan Description of the Sterling Construction Company, Inc. Stock Incentive Plan.
The Company's Claw-Back Policy. The Company's Incentive Compensation and Claw-Back Policy applies to all payments made under the STI, and all RSUs and PSUs issued under the LTI. A copy of the Claw-Back Policy is attached as Appendix B to this summary description. It affects any incentive compensation (cash or stock) that was paid to a participant if the Company subsequently, for whatever reason, restates the financial statements on which all or a portion of that incentive compensation was based.
Change of Control. A "Change of Control" of the Company is defined in the Sterling Construction Company, Inc. Stock Incentive Plan and generally refers to an acquisition of the Company or of a large portion of the Company through acquisition of shares of Common Stock, acquisition of assets of the Company, a merger, or the like.
Governing Law. The provisions of the STI and the LTI are governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to any of its conflicts of law provisions.
Compliance with Section 409A of the Code. The Company intends that the STI, the LTI and each award agreement either (a) complies with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder; or (b) is excepted from the provisions of Section 409A. As a result, the Company has the right to amend the programs or any award agreement, or both, in order to cause them to be in compliance with Section 409A or to qualify for being excepted from the provisions of Section 409A, and to take any other actions under the programs and any award agreement to achieve that compliance or exception.
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Appendix A
Example of Participant Documentation
[Year]

STI
[Name] Base Salary	$100,000
[Name] STI Target Amount	80% - $80,000
Goal I - [Year] EBITDA of $______ Goal Weighting: 75%
Threshold $______	Target $ ______	Maximum $ ______
Payout: 50%	100%	200%
Goal II - [Other] Goal Weighting: 25%
Threshold $______	Target $ ______	Maximum $ ______
Payout: 50%	100%	200%

LTI
LTI Target Amount	120% - $120,000
EPS Goal / Weighting:
Year 1 / 33/3%	Year 2 / 33.3%	Year 3 / 33.4%
Threshold $ _____ per share	Threshold $ _____ per share	Threshold $ _____ per share
Payout: 50%	50%	50%
Target $ _____ per share	Target $ _____ per share	Target $ _____ per share
Payout: 100%	100%	100%
Maximum $ _____ per share	Maximum $ _____ per share	Maximum $ _____ per share
Payout: 200%	200%	200%
RSUs @ Target: 1,250	RSUs @ Target: 1,250	RSUs @ Target: 1,250
PSUs @ Target: 1,250	PSUs @ Target: 1,250	PSUs @ Target: 1,250
EXAMPLE: Closing Price/Share: $16.00 RSUs @ Target: 3,750 PSUs @ Target: 3,750

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Appendix B
Sterling Construction Company, Inc.
Incentive Compensation and Claw-Back Policy

1.
It is the policy of Sterling Construction Company, Inc., including its subsidiaries, (the “Company”) that the amount of any bonus or other incentive compensation (together, "Incentive Compensation") that has already been paid to an employee of the Company (either in cash or in common stock of the Company, or both) that was based on financial statements that are subsequently restated (other than the retroactive changes in accounting as required by GAAP), may, at the sole discretion of the Board of Directors through its Compensation Committee be adjusted either by repayment by the employee to the Company or by making an additional payment to the employee so that the employee will have received no more and no less than the amount that he or she would have received had the financial statements been restated before the amount of the Incentive Compensation was determined.

2.	If an adjustment is made as a result of the restatement and the Incentive Compensation is shown to have been -

(a)	Overpaid, the employee shall return the amount of the overpayment within sixty (60) days of a written demand therefor by the Company.

(b)	Underpaid, the Company shall pay the amount of the underpayment to the employee within thirty (30) days of the completion of the restatement.
In the event that any repayment by an employee under this policy involves the re-conveyance to the Company of shares of common stock that have been sold by the employee, the proceeds realized from the sale shall be repaid to the Company. If the shares shall have been otherwise transferred, or shall have been pledged or encumbered, the employee shall convey to the Company either -

(i)	The market value of such shares at the date of such transfer, pledge or encumbrance or at the date the demand for repayment is made, whichever is higher; or

(ii)	An equivalent number of shares of common stock of the Company having such market value.

3.
Any payment and/or conveyance of shares to the Company under this policy shall be made whether or not the employee required to make the payment or conveyance was culpable with respect to the error, event, act or omission that caused the restatement to be made, but nothing in this policy shall be construed to prevent the Company from pursuing other remedies against the employee if the Company determines that he or she was in fact culpable in any respect.

4.
In the event of a restatement of the financial statements of the Company due to the action(s) or inaction(s) of an employee subject to paragraph 1 herein, the Board of Directors, through its Compensation Committee, may in its sole discretion seek to recover from any said current or former employee of the Company who received incentive-based compensation (including cash or common stock awarded as compensation) during the 3-year period prior to the date on which the Company is required to prepare a restatement, the excess of what was paid to said employee, including the cancellation and/or recovery of shares of common stock of the Company that were awarded, due to the accounting restatement.

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Adopted by the Board of Directors on January 18, 2011
Amended January 17, 2018

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